STOCK PURCHASE AGREEMENT dated as of April 10, 2013, by and among TPG VI APRIL HOLDINGS, LP and THE STOCKHOLDERS LISTED ON EXHIBIT A

TABLE OF CONTENTS

ARTICLE I
SALE AND PURCHASE OF STOCK
Section 1.01	Purchase	1
Section 1.02	Closing	2
Section 1.03	Conditions	2
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF EACH SELLER
Section 2.01	Power; Authorization; Enforceability	4
Section 2.02	No Conflicts; No Consents	5
Section 2.03	Title to Sale Stock; Other Matters	6
Section 2.04	Securities Law Matters	6
Section 2.05	Certain Arrangements.	6
Section 2.06	Brokers and Other Advisors	6
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
Section 3.01	Power; Authorization; Enforceability	7
Section 3.02	No Conflicts; No Consents	7
Section 3.03	Securities Law Matters	8
Section 3.04	Brokers and Other Advisors	8
ARTICLE IV
COVENANTS
Section 4.01	Commercially Reasonable Efforts	8
Section 4.02	No Transfers; No Voting Agreements.	8
ARTICLE V
MISCELLANEOUS PROVISIONS
Section 5.01	Notice	9
Section 5.02	Interpretation	10
Section 5.03	Public Announcements; Confidentiality	11

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Exhibits and Schedules:

Exhibit A                      Sellers

ii

STOCK PURCHASE AGREEMENT, dated as of April 10, 2013 (this “Agreement”), by and among TPG VI April Holdings, LP, a Delaware limited partnership (together with its successors and permitted assigns, the “Buyer”) and each of the stockholders of Advent Software, Inc. a Delaware corporation (the “Company”), listed on Exhibit A (the “Sellers”, and each a “Seller”) for the purchase and sale of common shares of stock, par value $0.01 per share, of the Company (“Company Common Stock”).

WHEREAS, as of the date hereof, each Seller is the beneficial and record owner of the number of shares of Company Common Stock in the column headed “Shares Owned” opposite its respective name in Exhibit A;

WHEREAS, each Seller desires to sell to the Buyer, and the Buyer desires to purchase from each Seller, the Sale Stock (as defined in Section 1.01 below) upon the terms and subject to the conditions of this Agreement (the “Stock Purchase”); and

WHEREAS, each Seller, on the one hand, and the Buyer, on the other hand, desire to make certain representations, warranties, covenants and agreements in connection with the Stock Purchase and also to prescribe various conditions to the Stock Purchase.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF STOCK

Section 1.01   Purchase.  Subject to the terms and conditions of this Agreement, at the Closing (as defined below), each Seller will sell, assign, transfer, convey and deliver, or cause the sale, assignment, transfer, conveyance and delivery, to the Buyer, and the Buyer will purchase, acquire and accept from each Seller, free and clear of all pledges, liens, adverse claims, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) (other than Liens created by the Buyer or imposed by applicable securities laws), the number of shares of Company Common Stock set out in the column headed “Shares Sold” opposite such Seller’s name on Exhibit A and any property (other than cash) received by such Seller as a dividend or other distribution in respect of such Company Common Stock after the date hereof (collectively, the “Sale Stock”), in exchange for a payment in cash equal to $25.25 per share (which amount shall be reduced dollar-for-dollar by amounts declared, set aside or paid as a cash dividend or other cash distribution on the Sale Stock after the date hereof) (such net amount, the “Purchase Price”), without interest, deduction or withholding; provided, that in the event that the Sale Stock sold hereunder as of the Closing, equals more than 14.90% of the then outstanding voting stock of the Company, then the number of shares of Sale Stock to be sold hereunder will automatically decrease to 14.90% of the outstanding voting stock of the Company as of the Closing (with the number of shares of Sale Stock contemplated to be sold by each Seller reduced proportionally relative to the amount of shares of Sale Stock being sold hereunder by such Seller compared to the total of number of shares of Stock contemplated to be sold by the Sellers hereunder).

Section 1.02   Closing.  The closing of the Stock Purchase (the “Closing”) will take place at the offices of Ropes & Gray LLP, Three Embarcadero Center, San Francisco, CA 94111.  The Closing will take place on the third business day following the satisfaction or waiver of each of the conditions set forth in Section 1.03 (other than conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction at the Closing).  The date on which the Closing occurs is referred to herein as the “Closing Date”.  At the Closing, (i) each Seller will deliver or cause to be delivered to the Buyer all right, title and interest in and to such Seller’s Sale Stock (through delivery by electronic book entry form through the facilities of the Depository Trust Company or another manner reasonably satisfactory to the Buyer), together with all documentation reasonably necessary to transfer to the Buyer all right, title and interest in and to such Seller’s Sale Stock free and clear of all Liens (other than Liens created by the Buyer or imposed by applicable securities laws) and (ii) the Buyer will pay to each Seller the Purchase Price in respect of such Seller’s Sale Stock in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by such Seller to the Buyer in writing no later than two business days prior to the Closing.

Section 1.03   Conditions.

(a)           The obligations of each party to consummate the Stock Purchase and to effectuate the Closing are subject to the satisfaction or waiver of the following conditions at the time of the Closing:

(i)           no Judgment issued by any Governmental Entity of competent jurisdiction or Law or other legal prohibition (collectively, “Legal Restraints”) restraining, preventing or prohibiting the consummation of the Stock Purchase shall be in effect nor shall any Action be pending or threatened in writing that may result in a Legal Restraint restraining, preventing or prohibiting the consummation of the Stock Purchase; and

(ii)           the waiting period (and any extension thereof) under the HSR Act in respect of the Stock Purchase shall have lapsed or been terminated and any other clearances required prior to the Closing under Foreign Merger Control Laws shall have been received or the waiting period thereunder shall have lapsed or been terminated.

(b)           The obligations of the Buyer to consummate the Stock Purchase and to effectuate the Closing are subject to the satisfaction or waiver of the following conditions at the time of the Closing:

(i)           the representations and warranties of each Seller set forth in Article II shall be true and correct in all material respects at the Closing, except to the extent any such representation and warranty expressly relates to a specified date (in which case on and as of such specified date) and except for the representations and warranties set forth in Section 2.03, which shall be true and correct in all respects at the Closing;

(ii)           each Seller shall have performed in all material respects all obligations to be performed by it as of the Closing under this Agreement;

(iii)           the Company or the NASDAQ Stock Market (“NASDAQ”) shall not have announced after the date hereof a delisting of the Company Common Stock from the NASDAQ;

(iv)           no suspension of trading specific to the Company Common Stock on the NASDAQ shall have occurred after the date of this Agreement for more than one trading day;

(v)           no Change of Control Transaction shall have occurred after the date of this Agreement; and

(vi)           the Buyer shall have received a certificate dated as of the Closing Date signed on behalf of each Seller stating that the conditions set forth in Section 1.03(b)(i) and Section 1.03(b)(ii) have been satisfied with respect to such Seller.

(c)           The obligations of each Seller to consummate the Stock Purchase and to effectuate the Closing are subject to the satisfaction or waiver of the following conditions at the time of the Closing:

(i)           the representations and warranties of the Buyer set forth in Article III shall be true and correct in all material respects at the Closing, except to the extent any such representation and warranty expressly relates to a specified date (in which case on and as of such specified date);

(ii)           the Buyer shall have performed in all material respects all obligations to be performed by it as of the Closing under this Agreement; and

(iii)           the Sellers shall have received a certificate dated as of the Closing Date signed on behalf of the Buyer stating that the conditions set forth in Section 1.03(c)(i) and Section 1.03(c)(ii) have been satisfied.

(d)           For purposes of this Agreement:

(i)           “Change of Control Transaction” means any event or transaction, or series of related events or transactions, the result of which a “person” or “group” becomes the “beneficial owner” of more than 35% of the Company’s common equity (all within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (as amended) and the rules promulgated thereunder).

(ii)           “Person” means any individual, firm, corporation, partnership, limited partnership, company, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated organization, syndicate or other entity, foreign or domestic.

(iii)    “Transfer” means to directly or indirectly transfer, sell, encumber, hypothecate, assign or otherwise dispose of the Sale Stock.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller hereby makes the following representations and warranties to the Buyer as to itself, each of which is true and correct on the date hereof and the Closing Date and shall survive the Closing Date:

Section 2.01   Power; Authorization; Enforceability.

(a)           Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

(b)           Each Seller has all requisite corporate (or similar) power and authority to execute and deliver this Agreement and to consummate the Stock Purchase.  The execution and delivery by each Seller of this Agreement and the consummation by it of the Stock Purchase have been duly authorized by all necessary corporate (or similar) action on the part of such Seller.  Neither the approval of this Agreement nor the consummation of the Stock Purchase requires any approval of the equity holders of a Seller that has not been previously obtained.  Each Seller has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).

Section 2.02   No Conflicts; No Consents.

(a)           The execution and delivery by each Seller of this Agreement does not, and the consummation of the Stock Purchase and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets (including the Sale Stock) of such Seller or (if applicable) any of its subsidiaries under, any provision of (i) the organizational documents of such Seller or any of such Seller’s subsidiaries, (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument, whether written or oral, (a “Contract”) to which such Seller or (if applicable) any of its subsidiaries is a party or by which any of their respective properties or assets (including the Sale Stock) is bound or (iii) subject to the filings and other matters referred to in Section 2.02(b), any judgment, order, injunction or decree (a “Judgment”) or statute, law, ordinance, rule or regulation (including any rule or regulation of any self-regulatory organization) (a “Law”) applicable to such Seller or (if applicable) any of its subsidiaries or their respective properties or assets (including the Sale Stock), other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate when combined with all other effects, have a material adverse effect on the Sale Stock or on the ability of such Seller to perform its obligations under this Agreement.

(b)           No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, or permit from, any national, federal, state, provincial, local or other government, domestic or foreign, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to such Seller or (if applicable) any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Stock Purchase, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder, the “HSR Act”) and the competition, merger control, antitrust or similar law of any foreign jurisdictions (collectively, the “Foreign Merger Control Laws”) set forth on Schedule 2.02(b), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of such reports under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with the transactions contemplated by this Agreement and (iii) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of such Seller to perform its obligations under this Agreement.

Section 2.03   Title to Sale Stock; Other Matters.  Each Seller is the beneficial and the sole record owner of and has good and valid title to such Seller’s Sale Stock, and upon delivery to the Buyer of such Stock, against payment made pursuant to this Agreement, good and valid title to such Sale Stock, free and clear of any Liens (other than Liens created by the Buyer or imposed by applicable securities laws), will pass to the Buyer.  At the Closing, the Sale Stock purchased hereunder will not equal or exceed 15% of the then outstanding voting stock of the Company.

Section 2.04   Securities Law Matters.  Each Seller is experienced, sophisticated and knowledgeable of transactions of the type contemplated by this Agreement and understands the disadvantages to which it may be subject on account of the potential disparity of information relative to the Buyer.  Each Seller has independently investigated and evaluated the value of the Sale Stock and the financial condition and affairs of the Company, and acknowledges that its decision to enter into this Agreement is based upon such independent analysis of such information.  Each Seller agrees that the Buyer has not given any investment advice or rendered any opinion to it as to whether the sale of the Sale Stock pursuant to the terms of this Agreement is prudent, and such Seller is not relying on any representation or warranty of the Buyer (other than those set forth in this Agreement) or any other Person.   Each Seller acknowledges that it has requested, received and reviewed all such information as such Seller believes to be necessary for evaluating the transactions contemplated by this Agreement, and acknowledges that it has had access to the same information concerning the Company that has been made available to the Buyer and its affiliates and representatives.

Section 2.05   Certain Arrangements.  Except for contracts relating to the provision of services on customary terms in the ordinary course of business of the Company and its direct or indirect subsidiaries, there are no contracts or commitments to enter into contracts between the Company or any of its direct or indirect subsidiaries, on the one hand, and a Seller or any of its affiliates, on the other hand.  Since December 31, 2012, except fees for service on the board of directors of the Company and reimbursement of expenses in connection therewith and transactions pursuant to the ordinary course contracts described in the previous sentence, neither the Company nor any of its subsidiaries has made any payments to or for the account of, or entered into any transactions with, a Seller or any of its affiliates.

Section 2.06   Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Stock Purchase based upon arrangements made by or on behalf of any Seller or any of its affiliates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby makes the following representations and warranties to the Sellers, each of which is true and correct on the date hereof and the Closing Date and shall survive the Closing Date:

Section 3.01   Power; Authorization; Enforceability.

(a)           The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

(b)           The Buyer has all requisite corporate (or similar) power and authority to execute and deliver this Agreement and to consummate the Stock Purchase.  The execution and delivery by the Buyer of this Agreement and the consummation by it of the Stock Purchase have been duly authorized by all necessary corporate action on the part of the Buyer.  Neither the approval of this Agreement nor the consummation of the Stock Purchase requires any approval of the equity holders of the Buyer that has not been previously obtained.  The Buyer has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).

Section 3.02   No Conflicts; No Consents.

(a)           The execution and delivery by the Buyer of this Agreement does not, and the consummation of the Stock Purchase and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Buyer under, any provision of (i) the organizational documents of the Buyer, (ii) any Contract to which the Buyer is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.02(b), any Judgment or Law applicable to the Buyer or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate when combined with all other effects, have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

(b)           No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the Stock Purchase, other than (i) compliance with and filings under the HSR Act and any Foreign Merger Control Law set forth on Schedule 2.02(b), (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with the transactions contemplated by this Agreement and (iii) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate when combined with all other effects, have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

Section 3.03   Securities Law Matters.  The Buyer is experienced, sophisticated and knowledgeable of transactions of the type contemplated by this Agreement and understands the disadvantages to which it may be subject on account of the potential disparity of information relative to the Sellers.  The Buyer has independently investigated and evaluated the value of the Sale Stock and the financial condition and affairs of the Company, and acknowledges that its decision to enter into this Agreement is based upon such independent analysis of such information.  The Buyer agrees that no Seller has given any investment advice or rendered any opinion to it as to whether the purchase of the Sale Stock pursuant to the terms of this Agreement is prudent, and the Buyer is not relying on any representation or warranty of any Seller (other than those set forth in this Agreement) or any other Person.   The Buyer acknowledges that it has requested, received and reviewed all such information as the Buyer believes to be necessary for evaluating the transactions contemplated by this Agreement, and acknowledges that it has had access to the same information concerning the Company that has been made available to the Sellers and their respective affiliates and representatives.

Section 3.04   Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Stock Purchase based upon arrangements made by or on behalf of the Buyer or any of its affiliates.

ARTICLE IV

COVENANTS

Section 4.01   Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Stock Purchase, including (i) the obtaining of all necessary actions or non-actions, waivers and Consents from, the making of all necessary registrations, declarations and filings with and the taking of all reasonable steps as may be necessary to avoid a proceeding by any Governmental Entity with respect to this Agreement or the Stock Purchase, (ii) the defending or contesting of any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the Share Purchase, including using commercially reasonable efforts to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iii) the execution and delivery of any additional instruments necessary to consummate the Stock Purchase and to fully carry out the purposes of this Agreement.

Section 4.02   No Transfers; No Voting Agreements.  From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Section 5.13:

(a)           other than a Transfer made by a Seller to an affiliate of such Seller in accordance with Section 5.05, no Seller will directly or indirectly Transfer any Sale Stock to be sold hereunder to any Person; and

(b)           no Seller, or any affiliate of any Seller, will enter into any agreement, arrangement or understanding with any Person relating to the voting of, or the exercise of any other right associated with, the Sale Stock to be sold hereunder.

For the avoidance of doubt, the obligations set forth in this Section 4.02 shall not apply to any shares of Company Common Stock owned by a Seller or any affiliate thereof other than the Sale Stock.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.01   Notice.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by facsimile transmittal, by registered or certified mail (postage prepaid, return receipt requested) or delivery by a nationally known overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to the Buyer, to:

TPG VI April Holdings, LP
c/o TPG Capital, L.P.
345 California Street, Suite 3300
San Francisco, CA  94104
Attention:  General Counsel
Facsimile:  415-743-1500

with a copy to:

Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199-3600
Attention:       Julie H. Jones, Esq.
    Jason S. Freedman, Esq.
Facsimile:  (617) 951-7050

(b)           if to any Seller, to:

591 Redwood Highway, Suite 3215
Mill Valley, California 94941
Attention:   Kim Silva
Facsimile:  (415) 383-5126

with a copy to:

Sullivan & Cromwell LLP
1888 Century Park East Suite 2100
Los Angeles, CA 90067
Attention:   Alison S. Ressler, Esq.
Facsimile:  (310) 712-8800

Section 5.02   Interpretation.  The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any terms used in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The word “will” shall be construed to have the same meaning as the word “shall”.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “or” shall not be exclusive.  Unless the context requires otherwise (i) any definition of or reference to any Contract, instrument or other document or any Law herein shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 5.03   Public Announcements; Confidentiality.  Each Seller, on the one hand, and the Buyer, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements or disclosures with respect to the Stock Purchase or the Agreement, and shall not issue any such press release or make any such public statement or disclosure prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 5.04   Expenses.  All fees and expenses incurred in connection with this Agreement and the Stock Purchase shall be paid by the party incurring such fees or expenses, whether or not this Agreement and the Stock Purchase is consummated.

Section 5.05   Assignment; Binding Agreement.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of each of the other parties, except that (i) any of the Sellers may assign its rights (and, subject to the provisos to both sub-clauses (i) and (ii) of this sentence, obligations) to any of its affiliates to whom it has also transferred all or a portion of its Shares, provided that such affiliate agrees to become a Seller of such Sale Stock hereunder and (ii) Buyer may assign its rights (and, subject to the provisos to both sub-clauses (i) and (ii) of this sentence, obligations) to any of its affiliates, provided that such affiliate agrees to be bound by all obligations of the Buyer hereunder; provided, that any such assignment of obligations shall only be permitted if the Buyer (in the case of an assignment by a Seller) or the Sellers (in the case of an assignment by the Buyer) would not be adversely affected thereby; provided, further, that none of the Sellers or the Buyer shall be released from any of its obligations as a result of any such assignment of obligations without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 5.06   Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 5.07   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of laws principles thereof.

Section 5.08   Specific Enforcement; Jurisdiction.

(a)           The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in each case in any court referred to in Section 5.08(b), without proof of damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.  Each of the parties hereto acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and, without such right, none of the parties hereto would have entered into this Agreement. To the extent any party hereto brings any Action (as defined below) to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, the Outside Date (as defined below) shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) business days, or (ii) such other time period established by the court presiding over such Action.  As used herein, “Action” means any action, claim, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, arbitration, mediation or other proceeding, in each case before any Governmental Entity, in law or in equity.

(b)           Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the State of Delaware or the state courts of the State of Delaware, and in each case all appellate courts presiding over such courts, for the purpose of any Action arising out of or relating to this Agreement or the actions of Sellers or the Buyer in the negotiation, administration, performance and enforcement thereof, and each of the parties hereby irrevocably agrees that all claims with respect to such Action may be heard and determined exclusively in any such court.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the courts referred to above in the event any Action arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Action arising out of or relating to this Agreement, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 5.01 (provided that nothing in this Section 5.08(b) Section 5.08(b)shall affect the right of any party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Action relating to this Agreement in any court other than the courts referred to above.  Notwithstanding the foregoing, the parties hereto agree that a final trial court judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

Section 5.09   No Third Party Beneficiaries or Other Rights.  This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any Person other than the parties to this Agreement and such successors and permitted assigns.

Section 5.10   Amendments; Waivers.  This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by each of the parties hereto.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 5.11   Further Assurances.  Subject to the terms and conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Stock Purchase.

Section 5.12   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 5.13   Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)           by mutual written consent of each party hereto;

(b)           by either the Buyer or the Sellers:

(i)           if the Closing Date has not occurred on or before the date that is 120 days after the date of this Agreement (the “Outside Date”), unless the failure to consummate the Closing is the result of a breach of this Agreement by the party hereto seeking to terminate this Agreement;

(ii)           if any Legal Restraint permanently preventing or prohibiting the Share Purchase shall be in effect and shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its commercially reasonable efforts to prevent the entry of any such Legal Restraint; or

(c)           by the Buyer, if any Seller breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of the conditions set forth in Section 1.03(b)(i) or (ii) and (ii) cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Sellers of such breach and (y) the Outside Date (provided, that the Buyer is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to the failure of any of the conditions set forth in Section 1.03(c)(i) or (ii)); or

(d)           by the Sellers, if the Buyer breaches or fails to perform any of its representations, warranties, covenants or agreement contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of the conditions set forth in Section 1.03(c)(i) or (ii) and (ii) has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Buyer of such breach and (y) the Outside Date (provided, that none of the Sellers are then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to the failure of any of the conditions set forth in Section 1.03(b)(i) or (ii)).

In the event of any termination of this Agreement in accordance with this Section 5.13, no party hereto (or any of its affiliates) shall have any liability or obligation to any other party hereto (or any of its affiliates) under or in respect of this Agreement, except to the extent of, but in each case subject to Section 5.15, any liability arising from any breach by such party of its obligations under this Agreement arising prior to such termination.

Section 5.14   Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 5.14.

Section 5.15   Non-Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof, and no former, current or future equity holders, controlling persons, general or limited partners, management companies, members, managers, directors, officers, employees, agents or affiliates of any party hereto or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort or contract, in law or in equity, or as otherwise granted by applicable statute) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations or warranties made or alleged to be made in connection herewith.  Without limiting the rights of any party against the other parties hereto, in no event shall any party hereto or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.  To the maximum extent permitted by applicable law, each party hereto (i) waives and releases the Non-Recourse Parties from all such liability, obligation and responsibility (whether now existing or that may come into existence in the future), (ii) agrees to make all claims related to such liability, obligation or responsibility under and pursuant to this Agreement solely against the parties hereto (including entities that become parties hereto after the date hereof), (iii) agrees that it has not relied on any statement of any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with or as an inducement to enter into this Agreement and (iv) acknowledges that the foregoing waiver and release and agreements are part of the consideration hereunder.  Notwithstanding the foregoing, nothing in this Section 5.15 shall exclude, preclude or otherwise limit or affect any claim involving, or remedy for, fraud, including, without limitation, any rights or remedies under laws relating to fraudulent conveyances, whether brought in law or equity.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, each Seller and the Buyer have duly executed this Agreement, all as of the date first written above.

TPG VI APRIL HOLDINGS, LP, as the Buyer

By its general partner, TPG Advisors VI, Inc.

By:	/s/ Ronald Cami
	Name:	Ronald Cami
	Title:	Vice President

SPO Partners II, LP, as a Seller,

By: SPO Advisory Partners, L.P.
Its: General Partner

By: SPO Advisory Corp.
Its: General Partner

By:	/s/ Kim Silva
	Name:	Kim Silva
	Title:	Treasurer

San Francisco Partners, LP, as a Seller,

By: SF Advisory Partners, L.P.
Its: General Partner

By: SPO Advisory Corp.
Its: General Partner

By:	/s/ Kim Silva
	Name:	Kim Silva
	Title:	Treasurer

Phoebe Snow Foundation Inc., as a Seller,

By:	/s/ Kim Silva
	Name:	Kim Silva
	Title:	Secretary

Exhibit A

to

Stock Purchase Agreement

Seller	Shares Owned	Shares Sold	Purchase Price
SPO Partners II, L.P.	14,422,800	6,896,279	$174,131,044.75
San Francisco Partners, L.P.	1,289,400	617,000	$15,579,250.00
Phoebe Snow Foundation Inc.	60,800	29,000	$732,250.00
Total	15,773,000	7,542,279	$190,442,544.75